Form N-SAR
Sub-Item  77M
Mergers
Janus Mid Cap Value Fund
Janus Small Cap Value Fund
2-34393, 811-1879


On April 24, 2003 the above-referenced funds were the surviving funds in two separate reorganizations. All of the assets and liabilities of Berger Mid Cap Value Fund and Berger Small Cap Value Fund were transferred to Janus Mid Cap Value Fund and Janus Small Cap Value Fund, respectively. The circumstances and details of the Janus Mid Cap Value Fund merger are contained in the January 29, 2003 SEC Filing, Conformed Submission Type N-14, accession number 0001035704-03-000062, and such filing is herein incorporated by reference as an exhibit to the Sub-Item 77M of Form N-SAR. The circumstances and details of the Janus Small Cap Value Fund merger are contained in the January 29, 2003 SEC Filing, Conformed Submission Type N-14, accession number 0001035704-03-000061, and such filing is herein incorporated by reference as an exhibit to the Sub-Item 77M of Form N-SAR.